Exhibit 1

ADB Systems International Ltd.
302 The East Mall, Suite 300
Toronto, ON M9B 6C7
Tel: 416 640-0400 / Fax: 416 640-0412
Website: www.adbsys.com
(TSX: ADY; OTCBB: ADBYF)

For Immediate Release

ADB PROVIDES CORPORATE UPDATE
Completes financing arrangement; centralizes European operations

Toronto, ON – February 23, 2005 – ADB Systems International (TSX: ADY; OTCBB: ADBYF), a global provider of asset lifecycle management solutions, today provided an activity update on recent operational and customer activities.

The Company announced that it has successfully completed its previously disclosed private placement securing $575,000 (CDN) in funding.

Under the terms of the financing agreement, ADB has issued Pinetree Capital Ltd., and a group of affiliated investors 2.5 million units, each priced at $0.23.  Each unit consists of one common share and one-half of one common share purchase warrant.  Each full warrant will entitle the investors to purchase one common share in the company at the exercise price of $0.40 each.  Warrants are exercisable for a period of up to four years.

European Operations Centralized

ADB announced that Aidan Rowsome, vice president responsible for the Ireland and U.K. business unit and an officer of the Company, has resigned to pursue another career opportunity.  Jan Pedersen, currently head of the Norway business unit, assumes responsibility for all of ADB’s European operations, including the Company’s offices in Dublin, Ireland and Birmingham, U.K., effective March 1, 2005.

“By centralizing our European activities, we will be able to more effectively leverage our existing resources, generate meaningful cost savings, and better serve our existing customers, such as the NHS with whom we have a very close working relationship,” said Jeff Lymburner, CEO of ADB Systems.

Reporting of Q4 results

ADB also announced that it will report its financial results for the fourth quarter of 2004 on Wednesday, March 23, 2005 after the close of the financial markets.  The Company will hold a conference call at 10:00 a.m. (Eastern) the following day, March 24, to discuss its financial results and recent operating activities.  Followers of ADB Systems are invited to listen to the call live over the Internet on the Investor Relations section of ADB’s website, www.adbsys.com.

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About ADB Systems International Ltd.

ADB Systems International delivers asset lifecycle management solutions that help organizations source, manage and sell assets for maximum value.  ADB works with a growing number of customers and partners in a variety of sectors including oil and gas, government, healthcare, manufacturing and financial services.  Current customers include BP, GE Commercial Equipment Financing, Halliburton Energy Resources, the National Health Service, permanent TSB, Talisman Energy, and Vesta Insurance.

Through its wholly owned subsidiary, ADB Systems USA Inc., ADB owns a 50 percent interest in GE Asset Manager, a joint business venture with GE.  ADB has offices in Toronto (Canada), Stavanger (Norway), Tampa (U.S.), Dublin (Ireland), and London (U.K.).  The company’s shares trade on both the Toronto Stock Exchange (TSX: ADY) and the OTC Bulletin Board (OTCBB: ADBYF).

This news release may include comments that do not refer strictly to historical results or actions and may be deemed to be forward-looking within the meaning of the Safe Harbor provisions of the U.S. federal securities laws.  These include, among others, statements about expectations of future revenues, cash flows, and cash requirements.  Forward-looking statements are subject to risks and uncertainties that may cause ADB’s (“the Company”) results to differ materially from expectations.  These risks include the Company’s ability to raise additional funding, develop its business-to-business sales and operations, develop appropriate strategic alliances and successful development and implementation of technology, acceptance of the Company’s products and services, competitive factors, new products and technological changes, and other such risks as the Company may identify and discuss from time to time, including those risks disclosed in the Company’s Form 20-F filed with the Securities and Exchange Commission.  Accordingly, there is no certainty that the Company’s plans will be achieved.

Contact:

At ADB Systems International Ltd.

Joe Racanelli, Director of Marketing

Tel: (416) 640-0400 ext. 273

Fax: (416) 640-0412

E-mail: jracanelli@adbsys.com